FORM OF
                      INVESTMENT MANAGEMENT AGREEMENT
                           THE EUROPE FUND, INC.


               AGREEMENT dated as of December 11, 1997 between THE EUROPE FUND, INC., a Maryland corporation (the "Company"), whose principal office is c/o Mercury Asset Management International Ltd., 780 Third Avenue, New York, New York 10017, and MERCURY ASSET MANAGEMENT INTERNATIONAL CHANNEL ISLANDS LTD., a corporation organized under the laws of Jersey, Channel Islands (the "Investment Manager"), whose principal office is at Forum House, Grenville Street, St. Helier, Jersey JE4 8RL, Channel Islands.

               WHEREBY IT IS AGREED AND DECLARED as follows:


                                   ARTICLE 1
                                Interpretation

               Section 1.01. In this Agreement the following words and expressions shall have the following meanings:

               "Assignment Date" means the first date that Merrill Lynch & Co., Inc. controls Mercury Asset Management Group plc.

               "Charter" means the Articles of Incorporation and By-Laws of the Company as in effect from time to time.

               "Commission" means the Securities and Exchange Commission.

               "Custodian" means the Bank of New York, acting in the capacity of Custodian of the Investments of the Company, or any other corporation for the time being acting as Custodian of the Investments of the Company.

               "Directors" means the Board of Directors of the Company, including any duly appointed committee thereof.

               "1940 Act" means the Investment Company Act of 1940, as amended.

               "Investment Adviser" means Mercury Asset Management International Ltd., an English corporation.

               "Investments" means the assets and rights from time to time of the Company.

               "Issuance Date" means the date on which the Commission grants the exemptive order application of Mercury Asset Management Group plc, Merrill Lynch & Co., Inc., the Investment Manager and the Investment Adviser filed with the Commission on December 10, 1997 seeking an exemption from compliance with certain provisions of Section 15(a) of the 1940 Act.

               "Laws" means the laws of the State of Maryland, the United States of America and any other applicable laws and regulations for the time being in force.

               "Prospectus" means the prospectus included within the Company's Registration Statement relating to the Company's offering of up to 7,250,000 Shares at the time the Registration Statement is declared effective by the Commission, as amended.

               "Shares" means shares of common stock of the Company ($.001 par value).

               Section 1.02. Any reference to the Company, the Investment Manager or the Custodian includes a reference to its or their directors, officers and duly authorized agents.

               Section 1.03. References to Articles and Sections are to Articles and Sections, respectively, of this Agreement.

               Section 1.04. The headings to the Articles and Sections of this Agreement are for convenience only and shall not affect the construction or interpretation thereof.

               Section 1.05. The terms "affiliated person", "interested person", "assignment", "controls" and "vote of a majority of the outstanding voting securities" shall have the same meanings as set forth in the 1940 Act.

                                   ARTICLE 2
                     Appointment of the Investment Manager

               The Company hereby appoints the Investment Manager as the manager of the Investments of the Company from time to time upon the terms hereinafter contained and in accordance with the Laws, the Charter, the Company's investment objective and policies as from time to time in effect, and overall supervision and direction of, and guidelines established by, the Directors until its appointment shall be terminated as hereinafter provided and the Investment Manager hereby accepts such appointment and agrees to assume the obligations and duties set forth herein.

                                   ARTICLE 3
      Functions, Powers, Duties and Obligations of the Investment Manager

               Section 3.01. During the continuance of its appointment the Investment Manager shall, subject to the Laws, the Charter, the Company's investment objective and policies as from time to time in effect, and overall supervision and direction of, and guidelines established by, the Directors, have full power, authority and right to:

               (a) manage the investment and reinvestment of the Investments of the Company consistent with the Company's investment objective and policies as from time to time in effect;

               (b) provide or procure the provision of research and statistical data in relation to the Investments and other matters within the scope of the investment objective and policies of the Company as from time to time in effect;

               (c) prepare or procure the preparation of reports on the Company's investment performance and such other matters as the Directors may from time to time reasonably determine for consideration by the Directors;

               (d) select and place orders with brokers and dealers to execute Investment transactions in the manner set forth in the Prospectus under the heading "Portfolio Transactions and Brokerage"; and

               (e) provide such other services in connection with the business of the Company as the Directors may reasonably require.

               Section 3.02. The Investment Manager shall keep or cause to be kept on behalf of the Company such books, records, statements and accounts as may be required by the Laws and the Charter and as otherwise may be necessary to give a complete record of all transactions carried out by the Investment Manager on behalf of the Company; shall permit the Company and its employees and agents to inspect such books, records and statements at all reasonable times; and shall promptly surrender to the Company such books, records and statements upon the Company's request.

               Section 3.03. The Investment Manager shall have and is hereby granted the authority, power and right for the account and in the name of the Company but subject to the Laws, the Charter, the Company's investment objective and policies as from time to time in effect, and overall supervision and direction of, and guidelines established by, the Directors:

               (a) to issue orders and instructions with respect to the disposition of the Investments, moneys and other assets of the Company;

               (b) to purchase or otherwise acquire, sell or otherwise dispose of, and invest in, the Investments, moneys and other assets for the account of the Company and effect foreign exchange transactions on behalf of the Company and for the account of the Company in connection with any such purchase or other acquisition, sale or other disposal or the protection of the value of Investments;

               (c) to enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of the Investment Manager be necessary or advisable or incidental to the carrying out of the objectives of this Agreement;

               (d) to negotiate all borrowing arrangements of the Company and to supervise the implementation of such arrangements; and

               (e) to the extent the Company's investment objective and policies so permit, enter into transactions in (1) Options, Futures and Contracts for Differences (as such terms are defined in the Financial Services Act 1986 of the United Kingdom) (or any right or interest in any such investment) and (2) investments the prices of which may be subject to stabilisation.

               Section 3.04. In exercising its rights and carrying out its duties hereunder the Investment Manager is authorized to act for the Company and on the Company's behalf either itself or wholly or in part through its authorized agents as it shall determine; provided, however, that the appointment of any agent shall not relieve the Investment Manager of its responsibilities or liabilities hereunder.

               Section 3.05. The Investment Manager, in the performance of its duties and obligations hereunder, shall act in conformity with the Charter, the Prospectus, instructions and directions of the Directors, the Laws (including specifically the 1940 Act) and all other applicable laws, regulations and requirements of regulatory authorities.

               Section 3.06. The Investment Manager agrees that it will not make a short sale of any Shares or purchase any Shares otherwise than for investment.

               Section 3.07. Nothing herein shall be construed as constituting the Investment Manager an agent of the Company.

               Section 3.08. The Investment Manager shall provide to the Company at least once every six months a statement of the contents and valuation of the Investments; such statement need not include any evaluation of the performance of the Company during such period.

                                   ARTICLE 4
         Continuation and the Exercise of Investment Manager's Powers

               Section 4.01. The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this Agreement as hereinafter provided, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

               Section 4.02. The Investment Manager will perform its powers, duties and obligations hereunder primarily within Jersey, Channel Islands, but in no event within the United Kingdom unless it shall have first delivered to the Company an opinion of English lawyers acceptable to the Company to the effect that such performance will not cause the Company to become liable to pay any United Kingdom taxes that it would not otherwise be liable to pay; provided that nothing in this Section 4.2 shall limit the activities of the Investment Adviser on behalf of the Investment Manager and the Company pursuant to the Investment Advisory Agreement dated as of December 11, 1997 (the "Investment Advisory Agreement") between the Investment Manager and the Investment Adviser.

               Section 4.03. In addition to any limitations set forth above, all activities engaged in by the Investment Manager hereunder shall at all times be subject to the control of and review by the Directors and, without limiting the generality of the foregoing, the Directors may from to time:

               (a) prohibit the Investment Manager from investing in any security or class of securities;

               (b) require the Investment Manager to purchase or sell any security or class of securities;

               (c) consistent with the Laws and the Charter, define the investment policy of the Company and specify the manner in which it wishes the Investment Manager to give effect to such policy;

               (d) require the Investment Manager to report to it from time to time the manner in which the investment policy of the Company is being implemented by the Investment Manager or the investment policy the Investment Manager is recommending for implementation in relation to the Company for approval by the Directors; and

               (e) withdraw money or other assets managed by the Investment Manager for the purpose of managing such money or other assets itself.

                                   ARTICLE 5
                        Fees of the Investment Manager

               Section 5.01. In consideration of the services to be performed by the Investment Manager hereunder the Investment Manager shall be entitled to receive from the Company a fee at the annual rate of .75% of the Company's average weekly net assets up to $250 million and .65% of such assets in excess of $250 million based upon net asset value at the end of each week and payable on the last day of each month.

               Section 5.02. If the fees payable to the Investment Manager pursuant to Section 5.01 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value.

               Section 5.03.    Any fees payable by the Company pursuant to
Section 5.01 during the period commencing on the later of the Assignment Date and the Issuance Date and ending on the date of the initial approval of this Agreement by a majority of the outstanding voting securities of the Company shall be paid into an interest-bearing escrow account with an unaffiliated financial institution, as the Company and Investment Manager may establish, to be released to the Investment Manager only upon such initial approval of this Agreement, or, if such approval shall not occur prior to the earlier of (i) the 150th day following the later of the Assignment Date and the Issuance Date and (ii) July 15, 1998, to the Company.

                                   ARTICLE 6
                                   Expenses

               Section 6.01. The Investment Manager shall pay the expenses incurred by it in connection with the performance of its services hereunder but shall not be responsible for any of the Company's expenses other than as herein provided. The Investment Manager shall pay the fees and expenses of its authorized agents including, without limitation, the fees and expenses of the Investment Adviser payable under the Investment Advisory Agreement and no obligation shall be incurred on the Company's behalf in any such respect.

               Section 6.02. The Investment Manager agrees to pay all salaries and fees of Directors and officers of the Company (in connection with the performance of their duties as such) who are interested persons of the Investment Manager.

               Section 6.03. Subject to the foregoing, the Company shall be responsible for all of its expenses, including: (i) expenses of organizing the Company; (ii) fees of the Directors who are not interested persons of the Investment Manager or the Investment Adviser; (iii) out-of-pocket travel expenses for all Directors and officers in connection with their attendance at, and other expenses incurred by the Company relating to, meetings of the Directors or committees thereof; (iv) interest expense; (v) taxes and governmental fees; (vi) brokerage commissions, and other expenses incurred in acquiring or disposing of Investments; (vii) expenses of preparing stock certificates; (viii) expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Company (which will be charged to capital); (ix) expenses of registering and qualifying Shares for sale with the Commission and in various states and foreign jurisdictions; (x) auditing, accounting, insurance and legal costs; (xi) custodian, dividend disbursing and transfer agent expenses; (xii) expenses of obtaining and maintaining stock exchange listings of the Shares; (xiii) membership dues to professional organizations; (xiv) expenses of shareholders' meetings and preparing and distributing proxies and reports to shareholders; and (xv) costs of information obtained from sources other than the Investment Manager or its affiliated persons relating to the valuation of securities.


                                ARTICLE 7
            Services of the Investment Manager Not to Be Exclusive

               The services of the Investment Manager to the Company hereunder are not to be deemed exclusive and the Investment Manager shall be free to render similar services to others and to retain for its own use and benefit all fees or other moneys payable thereby and the Investment Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Company any fact or thing that comes to the notice of the Investment Manager or any employee or agent of the Investment Manager in the course of the Investment Manager rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder. Nothing in this Agreement shall limit or restrict the right of any directors, officers or employees of the Investment Manager to engage in any other business or to devote time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature. The Investment Manager may aggregate purchases or sales of Investments by the Company with purchases or sales of the same securities by other clients of the Investment Manager. The Investment Manager agrees that in the event that purchases or sales of Investments by the Company shall coincide with purchases or sales of the same securities by other clients of the Investment Manager, the Investment Manager will make such allocation in a manner believed by the Investment Manager on recommendations of the Investment Adviser to be equitable to each client.

               Instructions to execute Investment transactions may be placed by the Investment Manager with brokers, dealers and banks who supply research to the Company, the Investment Manager and the Investment Adviser and such research may be used by the Investment Manager in advising other clients of the Investment Manager. Attached as Schedule I hereto is a list of research services currently provided to the Investment Manager and the names of the persons providing such research.


                                   ARTICLE 8
                              Investment Adviser

               The Investment Manager is hereby authorized to obtain investment advice from the Investment Adviser on the terms of the Investment Advisory Agreement. In addition, the Investment Manager may contract or consult with such banks, other securities firms or other parties in the United Kingdom or elsewhere as it may deem appropriate regarding investment advice, clerical assistance or otherwise.


                                   ARTICLE 9
                         Liability of the Investment

               The Investment Manager may rely on information reasonably believed by the Investment Manager to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, the Investment Manager shall not be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investment Manager's obligations and duties or by reason of reckless disregard of the Investment Manager's obligations and duties under this Agreement. In the event of any failure, interruption or delay in the performance by the Investment Manager of its obligations hereunder resulting from acts, events or circumstances not reasonably within its control, including, without limitation, industrial disputes, acts or regulations of any governmental or supranational bodies or authorities and the breakdown, failure or malfunction of any telecommunications or computer service or systems, the Investment Manager shall not be liable for any loss or damage thereby incurred or suffered by the Company except for any loss or damage by reason of willful misfeasance, bad faith or gross negligence by the Investment Manager in the performance of its duties or by reason of the reckless disregard by the Investment Manager of its obligations and duties under this Agreement.

                                  ARTICLE 10
                    Legal Action by the Investment Manager

               The Investment Manager shall not be required to take any legal action unless fully indemnified to the Investment Manager's reasonable satisfaction for all costs and liabilities that may be incurred or suffered by the Investment Manager and not attributable to its willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement or to its reckless disregard of its obligations and duties under this Agreement, and if the Company requires the Investment Manager to take any action of whatever nature that in the reasonable opinion of the Investment Manager might make the Investment Manager liable for the payment of money or liable in any other way, the Investment Manager shall be and be kept indemnified in any reasonable amount and form satisfactory to the Investment Manager as a prerequisite to taking such action.

                                  ARTICLE 11
                                  Assignment

               This Agreement shall terminate automatically in the event of its assignment.

                                  ARTICLE 12
                       Resignation, Termination and Term

               Section 12.01. This Agreement shall remain in effect for a period of two years from its effective date. If not sooner terminated, this Agreement will continue in effect for successive periods of 12 months thereafter, provided that each continuance is specifically approved annually by (i) the vote of a majority of the Directors who are neither parties to this Agreement nor are interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) either (a) the vote of a majority of the outstanding voting securities of the Company or
(b) the vote of a majority of the Directors. This Agreement may be terminated at any time on 60 days written notice by the Company, without the payment of any penalty, by a vote of a majority of the Directors or a majority of the outstanding voting securities of the Company. The Investment Manager may terminate this Agreement on 90 days written notice to the Company.

               Section 12.02. The appointment of the Investment Manager shall automatically terminate forthwith if (a) the Investment Manager shall become or be deemed to become resident for tax purposes or carry on business within the United Kingdom in circumstances that cause the Company to become liable to pay any United Kingdom taxes that it would not otherwise be liable to pay, or (b) any functionary permits granted to the Investment Manager pursuant to the provisions of the Collective Investment Funds (Jersey) Law 1988 in connection with the performance of the Investment Manager's obligations hereunder as Investment Manager to the Company are revoked or materially altered.

               Section 12.03. On termination of the appointment of the Investment Manager under the provisions of this Article 12, the Investment Manager shall take all necessary steps to vest in the Company or in any new investment manager any assets previously held in the name of or to the order of the Investment Manager on behalf of the Company and shall not be entitled to any lien in respect of any of the foregoing. In the event that on the date of such termination a new investment manager has not been selected by the Company and approved by any necessary authorities, the Investment Manager will act hereunder solely to maintain the Company's assets and will take only such action with respect to such assets as the Investment Manager is directed to take by the Directors.

                                  ARTICLE 13
                                Confidentiality

               Neither of the parties hereto shall (except under compulsion of any applicable law or regulation made thereunder or as required by the regulatory authorities of any jurisdiction in which transactions on behalf of the Company are effected or regulated) either before or after the termination of this Agreement disclose to any person not authorized by the relevant party to receive the same any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use all reasonable efforts to prevent any such disclosure as aforesaid.

                                  ARTICLE 14
                           Miscellaneous Provisions

               Section 14.01. The Company has not delegated to the Investment Manager any authority with respect to the exercise of any voting rights relating to the Investments. The Investment Manager shall not arrange for the exercise of any voting rights relating to the Investments except pursuant to prior written instructions from the Company. With respect to voting matters that, in the opinion of the Investment Manager, may materially affect the value of all or any part of the Investments, the Investment Manager may make such recommendations to the Company with respect to the voting on such matters as the Investment Adviser may determine, but any determination whether, or in what manner, such voting rights shall be exercised shall be at the discretion of the Company.

               Section 14.02. No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

               Section 14.03. This Agreement may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Company, and (ii) a majority of the Directors who are not interested persons of the Company or of the Investment Manager or the Investment Adviser or of any other entity regularly furnishing investment advisory services with respect to the Company pursuant to an agreement with the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval.

               Section 14.04. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

               Section 14.05. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               Section 14.06. This Agreement will become effective on the later of the Assignment Date and the Issuance Date.

                                  ARTICLE 15
                                    Notices

               Any notice given hereunder shall be in writing and shall be served by hand, by telex or facsimile transmission or by first class mail, postage prepaid, to the principal office for the time being of the addressee. Any such notice shall be deemed duly served at the time of delivery (if delivered by hand), at the time of receipt of confirmed answerback (if served by telex) or acknowledgment of receipt (if served by facsimile transmission), or seven days after such notice is deposited in the mails. The Investment Manager may rely and shall be protected in acting upon any written instruction or communication believed by the Investment Manager to be genuine and to have been signed by the proper party or parties.

                                  ARTICLE 16
                              Law of the Contract

               Section 16.01. This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

               Section 16.02. The Investment Manager irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. The Investment Manager irrevocably waives, to the fullest extent permitted by law, any objection that it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Investment Manager agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court to the jurisdiction of which the Investment Manager is subject by a suit upon such judgment. The Investment Manager hereby consents to process being served in any such suit, action or proceeding by (i) mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address set forth above or
(ii) by serving a copy thereof in any other manner permitted by law.

               IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

                             THE EUROPE FUND, INC.


                             By:
                                ---------------------------
                                Name:
                                Title:


                             MERCURY ASSET MANAGEMENT
                                INTERNATIONAL CHANNEL
                                ISLANDS LTD.


                             By:
                                --------------------------
                                Name:
                                Title:

                             By:
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                                Name:
                                Title: